Exhibit 10.1

AMENDMENT TO
AMERICA’S CAR-MART, INC.
2005 RESTRICTED STOCK PLAN

America’s Car-Mart, Inc., a Texas corporation (hereinafter referred to as the “Company”) hereby amends (the “Amendment”) the America’s Car-Mart, Inc. 2005 Restricted Stock Plan (the “Plan”), effective as of October 12, 2005, as set forth herein.

1.         Background Information.  The Company established the Plan effective as of October 12, 2005.  Section 8.1 of the Plan provides that the Board of Directors of the Company may at any time amend the Plan in whole or in part.  The Company wishes to amend the Plan as set forth in this Amendment to clarify that unrestricted Shares may be awarded under the Plan.  The Board of Directors has approved the Amendment.

2.         Amendment to Plan Name.  The name of the Plan, wherever used, shall be changed to the “America’s Car-Mart, Inc. Stock Incentive Plan” (the “Plan”).

3.         Amendment to Section 1.1 - Purpose of Plan. Section 1.1 is amended to include the grant of Shares, in addition to grants of Restricted Stock.

4.         Amendment to Section 2.1 – Award.  Section 2.1 is amended to read as follows:
“2.1 ‘Award’ means the grant to a Participant of Shares or Restricted Stock, and any related benefits under this Plan.”

5.         Amendment to Section 2.9 – Participant.  Section 2.9 is amended to read as follows:
“2.9 ‘Participant’ means an individual who has outstanding a grant of Restricted Stock subject to a Period of Restriction under the Plan or an award of Shares subject to conditions which have not yet been met.

6.         Amendment to Article VI – Restricted Stock.  Any references in Article VI to “Award” or “Awards” shall refer solely to Awards of Restricted Stock, not Shares.

7.         Addition of Article VI.A – Share Awards. A newArticle VI.A shall be added to read as follows:

Article VI.A
Share Awards

6A.1  Awards of Shares.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares to eligible individuals in such amounts and subject to such conditions as the Committee shall in its sole discretion determine.

6A.2 Share Award Notice.  Each Award of Shares shall be evidenced by a Share Award Notice that shall specify the number of Shares awarded, the conditions applicable thereto, and such other provisions as the Committee shall determine.  Each Award of Shares shall be subject to the terms of the Plan and any provision therein that is inconsistent with the Plan shall be null and void.

6A.3 Lapsed Awards.  The provisions of Section 4.2 hereof shall apply to any Awards of Shares in the same manner as Awards of Restricted Stock.

8.         Amendment to Section 10.4 – Requirements of Law.  The second sentence of Section 10.4 shall be amended to read as follows:

“Any provision of the Plan or any Restricted Stock Agreement notwithstanding, the Participant shall not be entitled to receive the benefits of Awards and the Company shall not be obligated to pay any benefits to a Participant if such exercise, delivery, receipt or payment of benefits would cause a violation of Code Section 409A or constitute a violation by the Participant or the Company of any law or regulation.”

9.         Inconsistent Provisions Superseded. This Amendment supersedes the Plan provisions that are inconsistent with the provisions of this Amendment.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be duly executed on this 11th day of December, 2006.

America’s Car-Mart, Inc.

By:	\s\ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)